Exhibit 10.1
SYSCO CORPORATION
2009 NON-EMPLOYEE DIRECTORS STOCK PLAN
20__ RESTRICTED STOCK AWARD AGREEMENT
     This Restricted Stock Award Agreement (“Agreement”) was made and entered into as of _____, 20__ (“Date of Grant”), by and between Sysco Corporation, a Delaware corporation (hereinafter “Sysco”), and ________, a director of Sysco (hereinafter “Director”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of Sysco has adopted, and Sysco’s stockholders have approved, the Sysco Corporation 2009 Non-Employee Directors Stock Plan (the “Plan”), the purpose of which is to promote the interests of Sysco and its stockholders by enhancing Sysco’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in Sysco through the ownership of common stock, $1.00 par value, of Sysco (“Common Stock”); and
     WHEREAS, the Plan provides that non-employee directors may receive awards of restricted shares of Sysco Common Stock; and
     WHEREAS, Director desires to continue to serve on the Board of Directors of Sysco and to accept an award of restricted stock in accordance with the terms and provisions of the Plan and this Agreement;
     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
1. GRANT OF RESTRICTED SHARES; VESTING
     (a) Grant of Restricted Shares. Sysco, as authorized by the Board of Directors, hereby grants to Director ______ shares of restricted Common Stock pursuant to the provisions of the Plan.
     (b) Vesting. The Restricted Stock Award shall be subject to vesting as set forth in the Plan and summarized below:
(i)	One-hundred percent (100%) of the Restricted Stock Award shall vest on the first anniversary of the Date of Grant.

(ii)	Any unvested portion of a Restricted Stock Award shall vest upon the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” means that a person or persons who are acting together for the purpose of acquiring an equity interest in Sysco acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding Common Stock.

2.	RESTRICTION ON TRANSFER.
     The restricted Common Stock granted as a Restricted Stock Award under this Agreement shall not be sold, pledged, assigned, transferred, or encumbered prior to the time the Restricted Stock Award vests as described herein.
3.	FORM; REMOVAL OF RESTRICTIONS.
     Each share of restricted Common Stock granted as a Restricted Stock Award hereunder shall be issued in uncertificated form and credited to a restricted account at a brokerage firm selected by the Company, registered in the name of the Director. The transfer restrictions applicable to the account shall be removed upon vesting of the Restricted Stock Award.
4.	CERTAIN RIGHTS OF DIRECTOR.
     Except as otherwise set forth herein, Director, as owner of shares of restricted Common Stock granted as a Restricted Stock Award hereunder shall have all the rights of a stockholder with respect to such shares of restricted Common Stock, including, but not limited to, the right to vote such shares and the right to receive all dividends paid with respect to such shares; provided, that all such rights shall be forfeited in respect to any portion of the Restricted Stock Award as of the date all or any portion of such award is forfeited.
5.	CESSATION OF SERVICE.
     Except as set forth below and unless otherwise determined by the Board, if Director ceases to be a Non-Employee Director (as defined in the Plan) prior to the vesting of any portion of the Restricted Stock Award then Director shall forfeit the portion of the Restricted Stock Award which is not vested on the date he ceases to be a Non-Employee Director; provided, however, that unless otherwise determined by the Board, if (a) Director serves out his or her term but does not stand for re-election at the end thereof, or (b) Director shall retire from service on the Board (for reasons other than death) prior to the expiration of his or her term and on or after the date he or she attains age 71, Director’s Restricted Stock Award shall remain in effect and vest, as if Director had remained a Non-Employee Director of Sysco. Upon the death of Director, any unvested portion of the Restricted Stock Award shall vest.
6.	ADJUSTMENT TO AWARD IN CERTAIN EVENTS.
     In the event of a change in the capitalization of Sysco due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares of restricted Common Stock subject to this Agreement shall be adjusted to reflect such change.
7.	WITHHOLDING.
     All distributions under the Plan are subject to withholding of all applicable taxes, and Sysco may condition the delivery of any shares or other Plan benefits on satisfaction of the applicable withholding obligations. Sysco, in its discretion, may either: (a) require you to pay to Sysco an amount sufficient to satisfy any local, state, Federal and foreign income tax, employment tax and insurance withholding requirements prior to the delivery of any payment or stock owing to you pursuant to the Restricted Stock Award; or, in its discretion, (b) permit you to surrender shares of Common Stock which you already own, or reduce the number of shares to be delivered to you by that number of shares of the Restricted Stock Award, in each case in an amount sufficient to satisfy all or a portion of such tax or other withholding requirements, but only to the extent of the minimum amount required to be withheld under applicable law. Any such shares of Common Stock surrendered or otherwise tendered shall be valued at the Fair Market Value thereof, as defined in the Plan.
8.	NO COMPROMISE WITH REGULATORY AUTHORITY.
     Notwithstanding any other provision of this Agreement to the contrary, Director agrees that Sysco shall not be obligated to deliver any shares of Common Stock, if counsel to Sysco determines such delivery would violate any law or regulation of any governmental authority or agreement between Sysco and any national securities exchange upon which the Common Stock is listed.
9.	PLAN CONTROLS.
     In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.
10.	END OF RESTRICTIONS.
     If all terms and conditions of this Agreement are complied with in full, all restrictions on the restricted Common Stock referred to herein shall lapse and such restrictions shall be removed from the Director’s restricted brokerage account.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sysco Corporation
By
Name:
Title:

DIRECTOR:

Name: